                                                                    EXHIBIT 12.1


                               12-31-2000  PF 12-31-00   12-31-1999  PF 12-31-1999  12-31-1998   12-31-1997  12-31-1996  12-31-1995
FIXED CHARGES:                 ----------  -----------   ----------  -------------  -----------  ----------  ----------  ----------
Pre-tax income from
  continuing operations...... (39,123,673) (40,087,251) (16,225,127)  (16,578,497)  (12,183,659) (3,860,354) (799,665)   (340,413)
Earnings..................... (27,675,374) (27,675,374) (13,688,533)  (13,688,533)  (10,692,799) (3,559,668) (799,541)   (316,400)
Fixed charges:
  Interest...................  11,086,662   12,050,240    1,545,027     1,898,397     1,249,442     770,026       124      23,643
  Amortization of loan
    acquisition costs........     707,204      707,204        4,712         4,712         4,712      22,749        --         370
  Interest element of
    rental expense...........   1,018,656    1,018,656      897,658       897,658       591,327      36,666        --          --
                               ----------   ----------   ----------    ----------    ----------   ---------   -------    --------
Total fixed charges..........  12,812,522   13,776,100    2,447,397     2,800,767     1,845,481     829,441       124      24,013
                               ----------   ----------   ----------    ----------    ----------   ---------   -------    --------
Deficiency of earnings to
  fixed charges.............. (40,487,896) (41,451,474) (16,135,930)  (16,489,300)  (12,538,281) (4,389,109) (799,665)   (340,413)
                              ===========  ===========  ===========   ===========   ===========  ==========  ========    ========
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